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                                                                   Exhibit 4.3.1

                              BIG CITY BAGELS, INC.
                                99 Woodbury Road
                           Hicksville, New York 11801

                                                  As of July __, 1997

Continental Stock Transfer & Trust Company
2 Broadway
New York, New York  10004

               Re: Warrant Agreement, dated as of May 7, 1996 between Big City Bagels, Inc. ("Company") and Continental Stock Transfer & Trust Company ("Warrant Agent") ("Warrant Agreement")
                    -----------------------------------------------------------
Gentlemen:

                  Reference is made to the above-referenced Warrant Agreement, pursuant to which you issued on May 13, 1996, 1,793,750 Class A Redeemable Common Stock Purchase Warrants ("Class A Warrant") and reserved for issuance an additional 112,500 Class A Warrants issuable upon exercise of certain Purchase Options issued to Monroe Parker Securities, Inc. and its designees.

                  Please be advised that effective as of July __, 1997 the Company will reduce the exercise price of the Class A Warrants to $2.50 per share for a period of 60 days until September __, 1997, subject to the discretion of the Company to extend such period for up to an additional 30 days, until October __, 1997("Special Exercise Period") . Accordingly, if exercised prior to the expiration of the Special Exercise Period, each Class A Warrant will entitle the holder to purchase one share of Common Stock for $2.50. In addition, for each Class A Warrant exercised during the Special Exercise Period, upon the expiration of the Special Exercise Period, the holder thereof will be issued a new Class A Warrant ("New Class A Warrant"). If an aggregate of at least $2,000,000 of gross proceeds are derived from the exercise of the Class A Warrants during the Special Exercise Period, then the exercise price of the Class A Warrants which are not exercised and the New Class A Warrants will remain at $2.50 per share until the expiration date on May 6, 2000. If less than $2,000,000 of gross proceeds are derived from exercise of the Class A Warrants during the Special Exercise Period, the exercise price of the Class A Warrants which are not exercised and the New Class A Warrants will be $4.50 per share.

                  During the Special Exercise Period, the Company also will modify the exercise provisions of the Company's 500,000 Class B Redeemable Common Stock Purchase Warrants ("Class B Warrants"). Although you do not act as warrant agent for the Class B Warrants, this modification has relevance to you because upon the expiration of the Special Exercise Period, the Company will issue one New Class A Warrant for each Class B Warrant exercised.

                  Accordingly, the Company is increasing the aggregate number of Class A Warrants you are authorized to issue under the Warrant Agreement by up to a maximum of



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Continental Stock Transfer
  & Trust Company
Page 2

2,293,750 (1,793,750 issuable upon exercise of presently outstanding Class A Warrants and 500,000 issuable upon exercise of presently outstanding Class B Warrants).

                  The foregoing modifications to the exercise provisions of the Class A Warrants and Class B Warrants are binding upon the Company.

                  Please be advised that a Registration Statement on Form SB-2 ("Registration Number 333-29297") registering the Common Stock and New Class A Warrants underlying the Class A Warrants and Class B Warrants has been filed by the Company and declared effective by the Securities and Exchange Commission.

                  Accordingly, during the Special Exercise Period you are authorized to accept the exercise of Class A Warrants upon payment of the reduced exercise price of $2.50 per share, subject to your receipt of confirmation from the exercising holder that the beneficial owner thereof resides in a State in which the counsel to the Company has advised you that it has registered or qualified the shares underlying the Class A Warrant or an exemption from registration and qualification requirements is available.

                  You are further authorized to issue, upon the expiration of the Special Exercise Period, one New Class A Warrant for each Class A Warrant and Class B Warrant exercised during the Special Exercise Period to the exercising holder. Since you do not maintain records regarding the exercise of Class B Warrants, the Company will provide you with the names, addresses and denominations regarding the issuance of New Class A Warrants to exercising Class B Warrantholders upon expiration of the Special Exercise Period.

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Continental Stock Transfer
  & Trust Company
Page 3

                  Please acknowledge your receipt of this letter and your agreement to the foregoing as Warrant Agent, which thereupon will constitute an amendment to the Warrant Agreement, by signing a copy of this letter.

                                                BIG CITY BAGELS, INC.



                                                By:
                                                   ---------------------------
                                                   Mark Weinreb, Chairman
                                                    and Chief Executive Officer

AGREED:

CONTINENTAL STOCK TRANSFER
  & TRUST COMPANY

By:
   -----------------------------

Print Name:
            --------------------

Print Title:
             -------------------



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